EXHIBIT 10.5

SEVERANCE AGREEMENT AND RELEASE DATED APRIL 19, 2006 WITH
HITEN PATEL.

Exhibit 10.5

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made this 19th day of April 2006 between Hiten Patel (the “Employee”) and The Children’s Place Services Company, LLC, its parent and its direct and indirect affiliated corporations and other entities (collectively, the “Company”).

1.             Termination of Employment. The parties agree that the Employee’s employment with the Company shall terminate effective April 15, 2006 (the “Separation Date”).

2.             Separation Payment. (a) In consideration for entering into this Agreement, the Company shall pay to the Employee the sum of One Hundred Eighty Thousand Dollars ($180,000), less legally required payroll deductions (the “Separation Payment”), which sum shall be paid to Employee with the Company’s regular payroll practices in thirteen (13) equal bi-weekly installments commencing the first payperiod following execution of this Agreement.

(b)           The Company also shall pay to the Employee the sum of Twenty Seven Thousand Six Hundred Ninety-Two Dollars ($27,692.00), less legally required payroll deductions, for Employee’s accrued but unused vacation and personal day as of the Separation Date, within fourteen (14) days of full execution of this Agreement.

(c)           The Company also agrees that the Transfer Restrictions under The Children’s Place Retail Stores, Inc. Transfer Restriction Agreement dated January 27, 2006 (the “Transfer Restriction Agreement”) shall lapse with respect to the Option Shares upon execution of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transfer Restriction Agreement.

(d) The Company represents and warrants that the consideration paid to the Employee under this Agreement exceeds the amount the Employee would ordinarily be entitled to upon termination of the Employee’s employment.

3.             Other Benefits. Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date.

4.             Return of Company Property. The Employee agrees to return to the Company all keys, locks, documents, records, materials, and other information of any type whatsoever that is the property of the Company.

5.             Removal from Company Positions and Indemnification. The Company agrees that as of the Separation Date the Employee shall be removed from all positions held on behalf of the Company, its parents, subsidiaries and affiliated companies and any other related entities including, but not limited to, officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officer liability insurance and coverage maintained by Employer, in accordance with the terms of such policy.

6.             Consultation with Counsel and Voluntariness of Agreement. (a) The Employee acknowledges that the Company has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b)           The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c)           The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Company within such period. It is specifically understood that this Agreement shall not be effective or enforceable until the seven-day revocation period has expired.

7.             Confidentiality of Agreement. The Employee agrees not to disclose the terms and conditions of this Agreement to any person or entity, except (a) to comply with this Agreement; (b) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law. The Employee agrees that the Employee will not publicly or privately disparage the Company or any of the Company’s products, services, affiliates, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries.

8.             Confidential and Proprietary Information; Work Product. (a) The Employee acknowledges that the Employee may possess certain confidential information, property or trade secrets of the Company (“Confidential Information”) which would damage the Company if disclosed or used by the Employee. Accordingly, the Employee acknowledges a continuing duty of confidentiality to the Company and agrees that the Employee will not use or disclose Confidential Information to any person or entity or use the Confidential Information in any way. Confidential information shall include, but shall not be limited to, the following: (i) documentation or data contained in any files or any other records the Company may maintain; ii) statements regarding any matters made by any employees, officers, agents, representatives or attorneys of the Company at any meeting attended by the Employee or which the Employee may have heard or obtained knowledge of which may result in any detriment to the Company; (iii) actions taken or contemplated by the Company with respect to any of its operations, assets or employees; (iv) policies, practices, programs or plans contemplated, initiated or effectuated by the Company; and (v) any other information, records or data of a private nature to the

Company. Confidential Information shall not include information which is then in the public domain (so long as the Employee did not, directly or indirectly, cause or permit such information to enter the public domain). Notwithstanding the foregoing, nothing contained in this Paragraph 8 shall prevent Employee from disclosing Confidential Information if compelled to do so by legal process; provided, that Employee immediately notifies Employer if disclosure of Confidential Information is required by court order or other legal process to allow Employer sufficient time to obtain a protective order or otherwise obtain the fullest protection permitted by applicable law. In addition, notwithstanding the foregoing, nothing contained in this Section 8 shall serve as a restraint or limitation upon the Employee from exercising the Employee’s general knowledge and expertise in the Employee’s field or from earning a livelihood in said field.

(b)           Employee agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Company and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Employee on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Employee hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, Employee agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, Employee refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

9.        Non-Competition, Non-Solicitation, and No Interference With Business Operations. The Employee agrees that, for a period of six (6) months following the Separation Date, the Employee will not:

(a)      Promote, participate or engage in any business on behalf of any Direct Competitor of the Company, whether Employee is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent Employee from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange or on Nasdaq. For purposes of this Section, a Direct Competitor of the Company means (i) any division of The Gap, Inc. or any entity under common control with The Gap, Inc. that is engaged in the retail sale of children’s apparel, (ii) any division of The Limited, Inc. or any entity under common control with The Limited, Inc. that is engaged in the retail sale of children’s apparel, (iii) Gymboree or Kids R Us or any entity under common control with Gymboree or Kids R Us, as the case may be, or (iv) any entity with total sales in excess of $100,000,000 per year engaged in the retail sale of children’s apparel or toys. For purposes of this section “any division” and “any entity under common control with” shall not include the parent company of any of the entities at issue (i.e. The Gap, Inc., The Limited, Inc., Gymboree or Toys R Us).

(b)      Directly or indirectly employ, solicit or entice away any director, officer or employee of the Company or any of its affiliated companies;

(c)        Take any action to interfere, directly or indirectly, with the goodwill of the Company or any of its affiliated companies, or induce or attempt to induce any person or entity known by the Employee to be a current employee, distributor, source, supplier, customer, or contractor of the Employee to sever or decrease the activity of any relationship with the Company;

(d)        Use the name of the Company or its subsidiaries in the conduct of any business activities or for Employee’s personal use without the prior written consent of the Company.

10.           Injunctive Relief. Employee acknowledges that a breach or threatened breach of any of the terms set forth in section 7, 8 or 9 of this Agreement shall result in an irreparable and continuing harm to the Employer for which there shall be no adequate remedy of law. The Employer shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Employer in connection with Section 7, 8 or 9 of this Agreement.

11.           Confirmation of Employment. The Company shall, if called upon, confirm the Employee’s dates of employment and position with the Company.

12.           Violation of Terms. Should the Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to the Company (including without limitation injunctive relief), the Employee immediately shall return to the Company all monies paid to the Employee pursuant to this Agreement. Should the Company violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation.

13.           Cooperation. At all times following the Separation Date, the Employee shall cooperate fully with and render such assistance to the Company as requested in the orderly transfer of his responsibilities to other Company employees and the transition of the Finance Department. The Employee also shall furnish such information as may be in his possession to, and cooperate with and assist, the Company as may reasonably be requested by the Company in connection with any litigation or investigation in which the Company is or may be a party.

14.           Release. In exchange for the consideration set forth in Section 2, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Company, as well as the Company’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees and remedies of any type by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Company, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws (such as Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the Sarbanes-Oxley Act of 2002; and laws prohibiting discrimination based upon race, color, religion, creed, national origin, ancestry, family and/or medical leave, citizenship status, sex, sexual orientation or preference, marital status, age or disability), wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement. This release does not waive rights or claims that may arise after this release is executed or related to the enforcement of this Agreement.

15.           No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.

16.           Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Company. The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

17.           Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Company. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of New Jersey, and the parties agree that any litigation to enforce this Agreement will take place in New Jersey. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

18.           Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Services Company, LLC		Hiten Patel

By:	/S/ STEVEN BALASIANO	/S/ HITEN PATEL
Steven Balasiano		Hiten Patel (signature)

Dated:	April 19, 2006	Dated:	April 19, 2006